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                                                                      Exhibit 23

 Consent of Deloitte & Touche LLP, independent registered public accounting firm

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-71812 and 33-86980 of Books-A-Million, Inc. (the "Company") on Form S-8 of our report dated April 25, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles as described in Note 1 to the consolidated financial statements), incorporated by reference in this Annual Report on Form 10-K for the year ended January 29, 2005, and of our report on the financial statement schedule, dated April 25, 2005, appearing in this Annual Report on Form 10-K for the year ended January 29, 2005.

DELOITTE & TOUCHE LLP
Birmingham, Alabama

April 28, 2005